Exhibit 10.1

July 21, 2017

VIA HAND DELIVERY

Mr. Rohit Khanna

C/0 Waters Corp.

34 Maple Street

Milford, MA 01757

Dear Rohit:

This letter agreement (this “Agreement”) confirms the terms of the remainder of your employment with Waters Corporation (the “Company”) and your separation from the Company, as follows:

1. Transition Period.

(a) Transition Period. On July 21,2017 (the “Transition Date”), you will resign from your position as Senior Vice President, Applied Technology of the Company. From the Transition Date through the date that your employment terminates (the “Separation Date”), you will be employed by the Company, on a full-time basis, as its Senior Vice President and will remain a member of the Company’s Executive Committee. The Separation Date will be December 31, 2017, except that (i) you may terminate your employment hereunder upon thirty (30) days’ written notice to the Company and (ii) the Company may terminate your employment at any time, without notice, for Cause (as defined in the Change of Control/Severance Agreement, dated March 23, 2017, between you and the Company (the “Change of Control Severance Agreement”)). The period beginning on the Transition Date and ending on the Separation Date is hereinafter referred to as the “Transition Period”.

(b) Duties and Responsibilities. During the Transition Period, you will perform such duties as may be reasonably assigned to you from time to time by the President and Chief Executive Officer of the Company (the “CEO”) or his designee, including, without limitation, using best efforts in providing transition assistance as may be reasonably requested by the CEO or his designee. You will continue to devote your best professional efforts to the Company and use your best efforts to abide by all Company policies and procedures as are in effect from time to time.

(c) Base Salary, Benefits and Reimbursements. During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof and in accordance with the Company’s regular payroll practices, and to participate in all employee/executive benefit plans and programs of the Company in accordance with the terms of those plans and programs, including the Company’s Management Incentive Plan for fiscal year 2017. During the Transition Period, the Company will pay or reimburse you, in accordance with the Company’s reimbursements procedures and practices in effect from time to time, for all reasonable business expenses, including all reasonable business travel expenses, incurred by you in the performance of your duties and responsibilities to the Company, provided that you submit on a timely basis such documentation and substantiation of those expenses as the Company may require from time to time.

(d) Equity Awards. You acknowledge and agree that Exhibit A attached to this Agreement sets forth a true and complete schedule of all stock options, restricted stock units and performance stock units previously granted by the Company to you that remain outstanding and unexercised, if applicable, as of the Transition Date (collectively, the “Equity Awards”). The Equity Awards will continue to vest during the Transition Period in accordance with their respective terms. During the Transition Period, you will not be eligible to be granted any additional stock options, restricted stock units, performance stock units or other equity or equity-based awards.

2. Separation.

(a) Resignations. On the Separation Date, you will be deemed to resign your position as Senior Vice President and from any and all (i) officer positions you hold with the Company or any of its Affiliates (as defined below); (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates; and (iii) memberships you hold on any of the committees of any such boards or bodies. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b) Final Compensation. You will receive, on or as soon as reasonably practicable following the Separation Date, (i) your base salary for the final payroll period of your employment, through the Separation Date; (ii) compensation at the rate of your base salary for any vacation time earned but not used as of the Separation Date; and (iii) reimbursement, in accordance with Section 1(c) hereof, for business expenses incurred by you but not yet paid to you as of the Separation Date; provided that you submit all expenses and supporting documentation required within sixty (60) days of the Separation Date; and provided further that such expenses are reimbursable under Company policies as then in effect.

(c) Employee Benefits. Except for any right you may have to continue participation in the Company’s group health, dental and vision plans under applicable law, which will be communicated to you under separate cover, or as set forth in Section 3(b) hereof, your participation in all employee benefit plans and programs of the Company will terminate as of the Separation Date in accordance with the terms of those plans and programs. Nothing in this Agreement will affect any vested rights you may have as of the Separation Date under the Company’s benefit plans and programs. For the avoidance of doubt, if you remain employed by the Company through December 31, 2017, you will remain eligible to be paid an annual bonus under the Company’s Management Incentive Plan for fiscal year 2017 based on actual performance. Any bonus will be paid to you at the time annual bonuses are paid to employees of the Company, subject to your meeting in full your obligations hereunder, including, without limitation, your execution and non-revocation of a release of claims in the form attached as Exhibit B to this Agreement (the “Release”) within the time period specified therein and your continued compliance with Section 5 hereof.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including, without limitation, your execution and non-revocation of the Release within the time period specified therein and your continued compliance with Section 5 hereof, and provided that your employment was not terminated voluntarily by you prior to December 31, 2017 or by the Company for Cause, the Company will provide you with the severance benefits set forth below. For the avoidance of doubt, if you voluntarily terminate your employment with the Company prior to December 31, 2017 or your employment is terminated by the Company for Cause, you will immediately forfeit the right to the severance benefits set forth in this Section 3 and any annual bonus for fiscal year 2017 as contemplated by the last two sentences of Section 2(c) above with no consideration due to you.

(a) Base Salary Continuation. The Company will continue to pay you your base salary, at your final rate of $355,350 per year, for a period of twelve (12) months following the Separation Date. Payments will be made in the form of salary continuation in accordance with the Company’s regular payroll practices and will begin on the Company’s next regular payroll date following the effective date of the Release, with the first such salary continuation payment to include all payments that would have been paid on the regular payroll dates of the Company following the Separation Date but prior to such first salary continuation payment. Should you become deceased before all payments have been made to you, all payments shall be made to your estate.

(b) Benefits Continuation. If you timely elect to continue coverage in the Company’s group health, dental and vision plans under applicable law, the Company will pay an amount equal to the employer portion of the premiums for such coverage for you, your spouse and dependents on your behalf directly to the administrator(s) of such plans, which amount shall be taxable to you, until the earlier of (i) twelve months following the Separation Date or (ii) the date that you receive comparable health, dental and vision insurance coverage from a subsequent employer or otherwise; provided that if such continued participation or provision of benefits is not permissible under the terms and conditions of the applicable plan or applicable law, or would result in additional taxes or penalties to the Company, the Company may, in its discretion, pay to you the amount in cash that it would have paid toward your applicable premiums (on an after-tax basis), which amounts will be paid, if at all, in substantially equal installments on the same schedule or remaining schedule as the base salary continuation payments set forth in Section 3(a) above. Following the end of the continuation coverage period, you may participate in the Company’s retiree health continuation program, a copy of which has been provided to you, or such other Company health, dental and vision insurance programs for which you are eligible in accordance with the terms of the applicable program.

(c) Equity Awards. Notwithstanding any contrary provisions of the Company’s Amended and Restated 1994 Stock Option Plan, Second Amended and Restated 1996 Long-Term Performance Incentive Plan, 2003 Equity Incentive Plan, or 2012 Equity Incentive Plan or any equity incentive agreements entered into between the Company and you pursuant to such plans or otherwise (collectively, the “Equity Agreements”), the stock options and restricted stock units (but not, for the avoidance of doubt, any performance stock units) held by you as of the Separation Date will become vested and, if applicable, exercisable as of the Separation Date, in each case, as to the number of shares subject to such Equity Awards that are listed as eligible to accelerate on Exhibit A attached hereto (inclusive of any shares that become vested in accordance with their terms during the Transition Period); provided that no restricted stock units that become vested in accordance with this Section 3(c) will be settled, and no such stock options may be exercised, prior to the effective date of the Release. For the avoidance of doubt, to the extent any shares underlying Equity Awards become vested and, if applicable, exercisable during the Transition Period in accordance with their terms, that number of shares shall not accelerate on the Separation Date. Except as set forth in this Section 3(c), all Equity Awards held by you, to the extent not vested on the Separation Date, will be forfeited on the Separation Date for no consideration due to you. All Equity Awards that are vested and unexercised, if applicable, as of the Separation Date will continue to be subject to the terms and conditions of the applicable Equity Agreements, including the settlement and post termination of employment exercise provisions thereof, and, for the avoidance of doubt, a termination of employment entitling you to the payments and benefits set forth in this Section 3 shall be treated as a “retirement” for purposes of such Equity Agreements, meaning that you will have until the day immediately preceding the first anniversary of the Separation Date to exercise all of your vested stock options.

(d) Subject to the Company’s reimbursement procedures and practices referenced in Section 1(c) above, the Company will pay or reimburse you for all reasonable expenses incurred by you in connection with your attendance at the National Sales and Service Managers (NSSM) meeting in India scheduled to occur in January 2018 to the same extent such expenses would be paid or reimbursed if you remained employed by the Company as an executive on the date of such meeting. You shall submit all such expenses and supporting documentation required within sixty (60) days of the date of the NSSM meeting and, to the extent that such expenses are reimbursable under Company policies then in effect, the Company shall reimburse you for such expenses within sixty (60) days following the date they are so submitted to the Company.

(e) No Additional Payments or Benefits. Except as expressly set forth in Section 2 above or in this Section 3, you will not be entitled to any payments or benefits following the Separation Date.

4. Withholding. All payments made under this Agreement will be subject to withholding for tax or any other amounts required to be withheld by the Company or any of its Affiliates under applicable law, which amounts may be withheld in the discretion of the Company or any of its Affiliates from any amounts payable under this Agreement.

5. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you may learn or have learned of Confidential Information, as defined below, and you may develop or have developed Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any person, entity or organization or otherwise (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after the Separation Date, regardless of the reason your employment terminates. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and any of its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, on or before the Separation Date or at such earlier time or times as the Company or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, on or before the Separation Date or at such earlier time or times as the Company or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password protected on any computer equipment, network or system of the Company or any of its Affiliates. If you are entitled to receive the severance payments and benefits set forth in Section 3 hereof, and provided that you surrender such items to the Company on or prior to the Separation Date to permit the Company to remove any information relating to the Company and any of its Affiliates contained thereon, as determined in the reasonable discretion of the Company, you will be entitled to retain the cellular phone, laptop and iPad currently in your possession following the Separation Date.

(c) Restricted Activities.

(i) From the Transition Date until December 31, 2018 (such period, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer, board member or otherwise, provide services to any of the following competitors of the Company, or any of their respective subsidiaries or affiliates: Agilent Technologies, Inc., Thermo Fisher Scientific, Inc., Shimadzu Corporation, PerkinElmer, Inc., AB Sciex, LLC, Bruker Corporation, Mettler-Toledo International, Inc., Bio-Rad Laboratories, Inc., Danaher Corporation, Becton Dickinson and Company or Hitachi High-Technologies Corporation (the “Restricted Companies”). Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor, member of a board of directors or board of managers or similar body, or otherwise, whether with or without compensation, to any of the Restricted Companies. You agree that the foregoing restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates.

(ii) During the Restricted Period, you shall not, directly or indirectly, (a) solicit or encourage any customer, client, distributor or supplier of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, client, distributor or supplier of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, client, advertiser, distributor or supplier conducts or could conduct with the Company or any of its Affiliates.

(iii) During the Restricted Period, you shall not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with any of them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12)-month period immediately preceding the activity restricted by this Section 5(c)(iii).

(iv) Subject to the fourth, fifth and sixth sentences of Section 5(a) of this Agreement, you shall not, directly or indirectly, disparage or criticize the Company or any of its Affiliates, or any of their respective businesses, directors, management, products or services. The Company shall direct the members of its Executive Committee not to disparage or criticize you. The parties agree that this restriction shall continue to apply after the Separation Date, regardless of the reason your employment terminates.

(d) Assurances. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 5. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 5, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section 5, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 5. You and the Company further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 5. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates shall operate to excuse you from the performance of your obligations under this Section 5.

6. Release of Claims.

(a) In consideration for the payments and benefits provided to you under this Agreement, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company and its Affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities, from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which you now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of your employment and/or other relationship with the Company or any of its Affiliates through the date hereof, including pursuant to any federal, state or local law, regulation, or other requirement, and you hereby waive all such claims.

(b) In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity before signing this Agreement to consider its terms and to consult with your family, legal and tax advisors; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(c) Notwithstanding the foregoing, this release does not include and will not preclude: (a) claims and rights under any disability insurance policy/plan of the Company pursuant to the terms of such policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension plans of the Company; (c) claims for unemployment compensation (which the Company will not contest); (d) rights to defense, indemnification and/or contribution from the Company for actions taken by you in the course and scope of your employment with the Company and its parents, subsidiaries and/or affiliates, in each case, under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which you would otherwise be entitled to under, without limitation, any charter document, bylaws or Company insurance policy or by statute or common law; (e) rights under the Change of Control Severance Agreement; and/or (f) rights under the Equity Agreements.

7. Section 409A.

(a) This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of such Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) Any reimbursement for expenses payable to you hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c) If you are a “specified employee” (as defined below) at the time of your “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of your separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-l(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

(d) For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-l(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-l(i) of the Treasury Regulations.

8. Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and replaces all prior and contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters. For the avoidance of doubt, the Change of Control Severance Agreement will remain in full force and effect in accordance with its terms; provided, however, that any amounts paid pursuant to Section 3 of this Agreement shall offset the amounts, if any, that become payable under the Change of Control Severance Agreement following the date hereof. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and an authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. Each party agrees to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement. This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to the Company. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely, WATERS CORPORATION

By:	/s/ Christopher J. O’Connell
Christopher J. O’Connell
President and Chief Executive Officer

Accepted and agreed:

Rohit Khanna

Date: July 21, 2017

Exhibit A

Equity Awards

Type of Equity Award	Grant Date	Exercise Price Per Share	:Number of Shares Vested as of Transition Date	Number of Shares Unvested as of Transition Date	Number of Shares Eligible to Accelerate[1]
Stock Option	12/09/2016	$139.51	0	18,787	7,514
Stock Option	02/10/2016	$117.68	2,623	10,496	5,248
Stock Option	12/09/2015	$128.93	4,690	18,764	9,382
Stock Option	12/11/2014	$113.36	10,000	15,000	10,000
Stock Option	12/06/2013	$98.21	9,600	6,400	6,400
Stock Option	12/11/2012	$87.06	18,400	4,600	4,600
Restricted Stock Units	12/6/2013	N/A	N/A	4,073	4,073
Performance Stock Units	12/9/2016	N/A	N/A	2,150	0

[1]	Inclusive of the portion of the award that is scheduled to vest during the Transition Period. For the avoidance of doubt, to the extent any shares underlying the awards set forth in the table vest during the Transition Period, such shares shall not accelerate on the Separation Date.

Exhibit B

Release

For and in consideration of certain benefits to be provided to me under the letter agreement, dated July 21, 2017 (the “Agreement”), between me and Waters Corporation (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates or the termination thereof, including under or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each, as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my confidentiality, non-competition, non-solicitation and non-disparagement obligations set forth therein (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make payments or provide benefits to me or on my behalf under last two sentences of Section 2(c) and Section 3 of the Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and ofthe Continuing Obligations.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my rights to any defense, indemnification, contribution and/or coverage under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which I would otherwise be entitled to under, without limitation, any charter document, bylaws or Company insurance policy or by statute or common law, by reason of services I rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof. Further, this release does not include and will not preclude: (a) claims and rights under any disability insurance policy/plan of the Company pursuant to the terms of such policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension plans of the Company; and/or (c) claims for unemployment compensation (which the Company will not contest); (d) rights under the Change of Control Severance Agreement and/or (e) rights under the Equity Agreements.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I understand that I cannot sign this Release of Claims until the date my employment with the Company terminates. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than [twenty-one (21)/forty-five (45)f days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the General Counsel of the Company prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (81h) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

[2]	Consideration period to be determined by the Company at the time of separation.

Accepted and agreed:

Signature:
Rohit Khanna

Date: July 21, 2017

Agreed and acknowledged by:
Waters Corporation

By:	/s/ Mark T. Beaudouin
Name:	Mark T. Beaudouin
Title:	General Counsel